                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported): March 2, 2000
                                                           -------------





                            York Research Corporation
--------------------------------------------------------------------------------
               (Exact name of registrant as specified in charter)





      Delaware                        0-72                     06-0608633
--------------------------------------------------------------------------------
(State or other jurisdiction       (Commission                (IRS Employer
     of Incorporation)            File Number)              Identification No.)






              280 Park Avenue, Suite 2700 West, New York, NY 10017
--------------------------------------------------------------------------------
                    (Address of principal executive offices)

       Registrant's telephone number, including area code: (212-557-6200)
                                                           --------------



          (Former name or former address, if changed since last report)

Item 5.  Other Events.
         ------------


         On March 2, 2000, North American Energy Conservation, Inc., ("NAEC") an eighty-five percent owned subsidiary of the Registrant engaged in natural gas marketing, filed a voluntary petition for Chapter 11 bankruptcy in the Unites States Bankruptcy Court for the Southern District of New York.

         Neither Registrant nor any other subsidiary or affiliate has sought bankruptcy protection. York is continuing its core business which includes the development of new cogeneration and renewable energy projects, as well as the operation of its existing portfolio of power projects.

         The NAEC filing was ultimately precipitated as a consequence of previously reported events which began with losses sustained by NAEC during the summer of 1998 when several vendors in its original wholesale electric marketing business defaulted on long term electric supply contracts. These events caused NAEC to incur substantial losses, as well as further losses during the summer of 1999 which were in part due to the failed long term contracts. These losses were funded through working capital loans that had been guaranteed by Registrant.

         More recently, NAEC has seen fundamental change in its marketing business, caused in part by the above-described turmoil. As a result, NAEC has been faced with a declining number of counter-parties and increasingly stringent credit limits for its previously profitable natural gas marketing operations.

         As a result of the foregoing, it became clear to Registrant that the appropriate strategy would be to wind down or divest the wholesale gas marketing activities of NAEC and either reorganize or divest its retail gas marketing business in order to concentrate on its core business, to wit, power project development with specific emphasis on Green Power (renewable energy) projects and services. During December 1999 and January and February 2000, Registrant negotiated and signed conditional agreements with various entities which, if consummated, would have achieved the strategic purpose. When the last of these transactions could not be consummated it became clear that the disposition of NAEC's business would have to be accomplished with the protection of the bankruptcy court. Following the filing, NAEC intends to continue to meet its existing obligations to its retail consumers.

         Certain liabilities of NAEC have been guaranteed by the Registrant. These include NAEC's credit line from Congress Financial Corp. ("Congress") which is secured by all of NAEC's assets. Congress has not exercised its remedies under this credit line, and is cooperating with NAEC, but has the right to exercise its remedies at any time. NAEC anticipates that as receivables are collected over the next two months the amount outstanding under this credit line will be reduced to below $1 million.

         The Registrant has also guaranteed NAEC's obligations under a number of contracts for the purchase and/or sale of natural gas. These contracts have been terminated effective March 1, 2000. These contracts typically provide for liquidated damages based on the market price for gas as of the date of termination. NAEC cannot at this point estimate the aggregate liability under these contracts, and in certain instances believes it has meritorious defenses to liabilities under these contracts. While significant, unless and until the liability under the contracts is determined, it is impossible to precisely quantify the Registrant's exposure.

         NAEC believes that the filing will give it a chance to reorganize its affairs in an orderly fashion. NAEC proposes to meet with its creditors in an attempt to negotiate a plan of reorganization. Such plan would be principally funded by Registrant by the contribution of cash, debt, or equity.

         At this point, it is difficult to estimate the effect of the bankruptcy filing and the attendant disputes on the Registrant. No actions have been commenced against the Registrant. Should any such actions be commenced, in addition to contesting them vigorously, the Registrant will seek to have them stayed pending resolution of the NAEC bankruptcy filing. However, should such actions continue and be successful, they could have a material adverse effect on the Registrant, potentially forcing the Registrant to seek protective remedies.

         In order to implement its strategic plan, Registrant, as previously reported, plans to redeem the $150,000,000 Senior Secured Bonds due October 30, 2007 of York Power Funding (Cayman) Ltd. Redemption of the bonds will unlock the asset values and cash flows of the Registrant's major projects, and through sale or separate refinancing of certain of such projects should provide proceeds sufficient to carry on the Registrant's core business as well as to fund an NAEC plan. Registrant has retained Credit Suisse First Boston, Ltd. to advise it with respect to the redemption of the bonds, as well as the refinancing or sale of certain projects.

         This Current Report on Form 8K contains forward looking statements as to which there can be no assurance. Reference is made to the Registrant's Annual Report on Form 10-K for information as to, and risks inherent in, such forward looking statements.

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                                 YORK RESEARCH CORPORATION
                                                 (Registrant)

                                              By: /s/ Michael Trachtenberg
                                                 ------------------------------
                                                      Michael Trachtenberg,
                                                    Executive Vice President

Dated:  March 2, 2000